 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________

FORM 10

_____________________

 GENERAL FORM FOR REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Hannover House, Inc.

(Exact name of registrant as specified in its charter)

_________________

Wyoming	000-28723	91-1906973
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation or Organization)	File Number)	Identification No.)

1428 Chester Street, Springdale, AR 72764
(Address of Principal Executive Offices) (Zip Code)

479-751-4500
(Registrant’s telephone number, including area code)

f/k/a "Target Development Group, Inc."

f/k/a "Mindset Interactive Corp."

330 Clematis Street, Suite 217, West Palm Beach, Florida 33401 (561) 514-0936
(Former name or former address and former fiscal year, if changed since last report)

_________________

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

NONE	Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

Class "A" Common Stock, par value of $.001 per share	OTC Markets
Class "B" Preferred Shares, par value of $.001 per share	OTC Markets

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.     Yes  ☐     No  ☑

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).     Yes  ☐     No  ☑

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act).     Yes  ☐     No  ☑

EXPLANATORY NOTE

Company is filing this General Form for Registration of Securities on Form 10 to register the Company’s Common Stock (“Common Stock”) and Preferred Stock (“Preferred Stock”), par value $0.001 per share pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Once this registration statement is deemed effective, Company will be subject to the requirements of Regulation 13A under the Exchange Act, which will require Company to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act. Unless otherwise noted, references in this registration statement to the “Registrant,” the “Company,” “we,” “our” or “us” shall mean Hannover House, Inc., and its related divisions and entities as described and defined hereunder.

FORWARD-LOOKING STATEMENTS

This disclosure statement and filing contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases you can identify forward-looking statements by terms such as “may”, “intend”, “will”, “could”, “would”, “expects”, “believe”, “estimate”, or the negative of these terms, and similar expressions intended to identify forward-looking statements. These forward-looking statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. Also, these forward-looking statements present our estimates and assumptions only as of the date of this disclosure statement. Except for our ongoing obligation to disclose material information as required by federal securities laws, we do not intend to update you concerning any future revisions to any forward-looking statements to reflect events or circumstances occurring after the date of this disclosure statement. Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including the substantial investment of capital required to produce and market films and television series, increased costs for producing and marketing feature films, budget overruns, limitations imposed by our credit facilities, unpredictability of the commercial success of our motion pictures and television programming, the cost of defending our intellectual property, difficulties in integrating acquired businesses, and technological changes and other trends affecting the entertainment industry.

CURRENT STOCK STATUS

The Company’s stock is currently traded on the OTC “Pinksheets” Markets under the trading symbol: HHSE. The Cusip number for the Company is: 410686 101. The following is true and correct, per our transfer agent, as of and at the period ending on January 1, 2015:

a.	Total Common Stock Shares in issue as of January 1, 2015:	663,227,212*
b.	Above Shares Restricted From Sale:	99,560,595
	TOTAL COMMON STOCK SHARES IN ISSUE:	663,227,212*

c.	Series “A” Preferred Shares:	3,000,000

Shareholders of Record: 183 (Standard Registrar count)

Total Beneficial Shareholders: 346 (Broadridge, ICS count)

Total Authorized Common Stock Shares: 700,000,000 / Total Authorized Series “A” Preferred Shares: 10,000,000

* Includes 10,000,000 Common Stock Shares (issued to TCA Global Master Fund) subject to return to treasury stock.

Company is authorized to issue up to 700,000,000 shares of Common Stock; any corporate action to increase thetotal amount of Common Stock beyond this level requires the approval of a majority of the shareholders.The purpose of this Form 10 12(g) Registration Statement is for the Company to Register the above CommonStock and Preferred Shares with the Securities and Exchange Commission.

The Transfer Agent for the Company’s stock is:

Standard Registrar & Transfer Company, Inc.

12528 South 1840 East

Draper, UT 84020

Tel. 801-571-8844 / Fax 801-571-2551

Item 1. Business. (Information as required by Item 101 of Regulation S-K, §229.101)

This registration statement was voluntarily filed pursuant to Section 12(g) of the Securities Exchange Act of 1934, in order to comply with the requirements of the OTC Markets, Over-the-Counter QB, often called "OTCQB". This Registrant's common stock is presently quoted on the OTC Pinksheets under the ticker symbol “HHSE.” The requirements of the OTCQB are that the financial statements and information about the Registrant be reported periodically to the Commission and be and become information that the public can access easily. This issuer wishes to report and provide disclosure voluntarily, and will file periodic reports in the event that its obligation to file such reports is suspended under the Exchange Act. If and when this 1934 Act Registration is effective and clear of comments by the staff, this issuer will be eligible for consideration for listing on the OTCQB.

Hannover House, Inc., is a registered corporation in the State of Wyoming, and is primarily engaged in the distribution of home entertainment products – including pre-recorded movies onto DVD and BluRay disc formats – as well as book publishing and film rights licensing. A more detailed description of the Company’s history and business activities are contained hereunder.

The corporate history of the Company chronicles two separate entities that were functionally merged in a stock-for-stock swap exchange which occurred in December 2009. The first entity is Truman Press, Inc, d/b/a “Hannover House,” the operating entity that was originally incorporated in the State of California in 1993 (“Hannover House”). Hannover House was launched in 1993 as a book publisher, and operated continuously in that industry until 2002, at which time the product line of pre-recorded DVDs was added. Within the first year of operations in the DVD market, the Company had emerged as one of the top independent supplier studios for Wal-Mart Stores, Inc., and sales of DVDs had surpassed revenues from the Company’s book publishing activities by a factor of more than ten-to-one. The Company has since built a film library containing more than 220 feature film and video titles for the DVD marketplace. Over the past 12 years, since adding DVD products, the Company has also expanded the media outlets for films and television programming, and now distributes to theatres, television, video-on-demand and to international licensors. The Company continues to remain active in book publishing, including ebook editions.

The second entity for which a historic overview is merited is Mindset Interactive Corporation and its successors, including Target Development Group, Inc. (“Mindset / TDGI”). At the time of the stock-for-stock swap and merger of Hannover House and Mindset / TDGI in December, 2009, TDGI had been operating and trading as an unregistered security on the OTC Markets Pinksheets Exchange under the ticker symbol “TDGI.” Previously, Mindset /TDGI had been a fully registered security with the Securities and Exchange Commission as of March 15, 2000. After operating as a fully reporting and registered security for more than five years, on August 15, 2005, Mindset / TDGI filed a Form 15 with the Securities and Exchange Commission (“Notice of Termination of Registration”). Mindset / TDGI continued to operate as an unregistered, non-reporting entity for the next four years, participating in the development and licensing of computer software and in the real estate marketplace, holding title to real properties in Connecticut.

In December, 2009, Mindset / TDGI and Truman Press, Inc., d/b/a “Hannover House” agreed to a stock-for-stock swap, at which time, the directors and managers of Truman Press, Inc., d/b/a “Hannover House” were elected to become the directors, officers and principal managers of the combined entity, and the prior officers, directors and managers of Mindset / TDGI resigned. Since December, 2009, Mindset / TDGI has been managed by the Hannover House principals, namely Eric F. Parkinson as Chairman and Chief Executive Officer, and D. Frederick Shefte as President. From December 2009 until the date of this filing, the Company has continued to file voluntary reports with the OTC Markets in order to comply with the requirements for “current reporting status” under the OTC Pinksheets regulations. Voluntarily filed reports by the Company have included all required quarterly and annual financial disclosures, along with compliance and disclosure filings required by the OTC Markets.

In April, 2012, in order to reduce confusion in the marketplace about the brand identity of Company’s product lines, and to streamline investor identification of the Company’s securities, the Company applied to FINRA for a name change and ticker symbol change. Effective April 3, 2012, FINRA approved and formally acknowledged the Company’s requested name change from the prior registration of “Target Development Group, Inc.” (“TDGI”) to Hannover House, Inc., (“HHSE”). Due to a typographical error in FINRA’s announcement of the official name change, some trading sites have misspelled Hannover House with only one “n” in Hannover, e.g., “Hanover House, Inc.” However, all filings by the Company at all times have listed the proper spelling of the Company name, and for the purpose of this Registration Statement, all mentions of the Company hereunder as “Hannover House, Inc.” shall refer to the entity which is listed in some financial websites as “Hanover House, Inc.”

(a). In the past five years, Hannover House has expanded its release activities in the domestic (North American marketplace) with movies and television programs onto prerecorded DVDs and BluRay units. In 2009, the Company had a library of approximately 150 movie titles, and was adding and releasing about 12 titles each year. The Company’s Library of Film and Television properties has since grown to more than 220 titles licensed under exclusive agreements, with over 100 additional titles under non-exclusive distribution agreements. During 2012, the Company released 11 titles to DVD and / or BluRay. During 2013, the Company released 6 titles to DVD and / or BluRay. During 2014, the Company released 6 titles to DVD and / or BluRay. During 2015, the Company expects to significantly increase its output of DVD and BluRay releases, under a new, multi-studio sales venture, Medallion Releasing, which is described in greater detail hereunder. The Company believes that its significant expansion of new release titles and catalog / library promotions will result in a significant improvement in gross revenues and profits for 2015 and 2016.

Over the past five years, the Company has launched activities to expand the media outlets carrying or exhibiting Company’s programs. In 2010, the Company released the feature film “Twelve” to 210 theatres across the U.S.A., and has since released ten additional films to theatres. The Company also launched video-on-demand agreements with Netflix in 2010, and has since licensed twelve titles for digital streaming via Netflix under a subscription video-on-demand contract. In 2014, the Company launched sales activities to obtain international licenses for current and upcoming productions, and in 2015, the Company will activate a new video-on-demand streaming service, VODwiz, that will make thousands of feature films from a wide variety of suppliers – including many hard-to-find titles – available for consumers to stream via the internet or via O.T.T. devices (including ROKU) or APPs.

(1)	Corporate & Principal Filing History of Entities.
a.	Sept. 1993 – Truman Press, Inc., d/b/a “Hannover House” was incorporated in California in 1993;
b.	Mar. 2000 – Ecklan Corporation (Texas) files Form 10 SB Registration (predecessor entity to Mindset Interactive and Target Development Group, Inc);
c.	Aug. 2005 – Mindset Interactive files Form 15, Termination of Registration;
d.	June 2008 – Truman Press, Inc. reregisters in the State of Arkansas
e.	Dec. 2009 – Shareholders of Mindset / Target Development Group, Inc., and Truman Press, Inc. agree to a stock-for-stock swap, effectively merging the entities and leaving Truman Press, Inc. (“Hannover House”) as the managing entity. Company maintains current reporting status with OTC Pinksheets requirements by filing period financial reports and disclosures.
f.	Apr. 2012 – FINRA approves Company’s proposal for official name and ticker symbol change to: “Hannover House, Inc.” HHSE.
g.	Feb. 2015 – Hannover House, Inc. files Form 10-12g Registration Statement with the S.E.C.

(2)	Registrants.

The name of the entity filing this Form 10-12g Registration Statement is Hannover House, Inc., a Wyoming registered corporation. References to the name Hannover House, Inc. hereunder shall mean the combined entities and operations inclusive of those additional corporations that are wholly owned or effectively controlled by Hannover House, Inc., including but not limited to: Bookworks, Inc. (Arkansas), Truman Press, Inc. (Arkansas), Medallion Releasing, Inc. (Arkansas) and VODWIZ, Inc. (Wyoming). The Registrant, Hannover House, Inc., has been operating continuously since 1993 and has been operating as an unregistered security on the OTC Pinksheets exchange since December, 2009. The Registrant desires to obtain approval by the Securities and Exchange Commission of this Registration filing in order that the Company’s shares can be listed on the OTC Markets QB exchange, as well as to generally comply with the disclosure requirements of the Securities Act of 1934.

(A)	Plan of Operation. The Company’s ongoing Plan of Operation is to maintain its existing activities in the home entertainment markets, and to expand such activities by increasing both the number of titles being released each year as well as reaching additional media platforms and markets for entertainment products. Further detail of the Company’s Plan of Operation is included within this Form 10 filing, including on the Exhibits.

(B)	Current Fiscal Year. During calendar year 2015, the Company plans to release a record number of titles to the DVD and BluRay markets; this enhanced release activity has already commenced, with seven new release titles shipping in December (2014) and January (2015) for sale via major USA Retailers during the month of February, 2015. The Company plans to release approximately fifty-five (55) new release titles onto DVD or BluRay during the current year, along with approximately forty (40) titles being reissued, repackaged or repriced as catalog or budget promotions. Additionally, during the current fiscal year, the Company will be launching a consumer-oriented “Video-On-Demand” streaming service entitled “VODWIZ.” Other activities for the Company during the current fiscal year include production activities on several high-profile feature films, including “Mother Goose: Journey to Utopia”, “ShadowVision”, and “The Legend of Belle Starr” and the subsequent theatrical release activities supporting such higher profile titles.

(1)	Cash Requirements. The cash required for the Company to satisfy its core DVD and BluRay releasing activities as described above shall be primarily self-generated from cash flow resources. The cash required for the Company to pursue and otherwise complete the productions of the high-profile feature films listed above shall be generated through a variety of third-party methodologies not directly impacting the Company’s cash flow (including the monetization of international presale contracts, State and Federal Tax Rebates and other incentives, private equity investments, and supplier / vendor deferrals). The cash requirements for the Company to launch the VODWIZ consumer Video-On-Demand streaming service are detailed in this Form 10 filing, and are expected to be self-funded through cash flow resources.

(2)	Research & Development. Not applicable to Registrant.

(3)	Acquisition of a Plant or Equipment Capacity. During the current fiscal year, Company plans to expand its ability to manufacture DVD’s in-house at its principal location of business. The costs for such expansion of manufacturing capabilities are expected to be self-funded from cash flow resources; the benefits of expanding the Company’s in-house product manufacturing capabilities are to result in an overall reduction of unit costs and a reduction in inventory (as the Company will be capable of manufacturing more closely to short-term needs).

(4)	Anticipated Changes in Number of Employees. During the current fiscal year, Company anticipates adding approximately six (6) employees to the current roster of eight employees. As of the date of this filing, the Company had six (6) full-time employees and two (2) part-time employees. Full-time positions include C.E.O., President, V.P. of Sales, Director of Marketing, Bookkeeper and Office Manger. Part-time positions (30-hours or less per week) include Production Supervisor and Warehouse Manager. Areas of new staff support anticipated to be added during 2015 include VODWIZ operations, Theatrical Bookings, Sales and Marketing support and accounting.

(5)	Other Material Areas. Not Applicable to Registrant.

(b) Financial Information about segments. Detailed and audited financial statements for the Company covering the full fiscal years ending 12/31/2012 and 12/31/2013 are included in this Form 10 filing. Applicable notes, discussions and analysis of the Company’s financial reports are included in this filing and subsequent discussion.

(c) Narrative description of business.

(1) The following discussion should be read in conjunction with the audited consolidated financial statements and related notes to the audited financial statements included elsewhere in this report. This discussion contains forward-looking statements that relate to future events or the Company’s future financial performance. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These forward-looking statements are based largely on Company’s current expectations and are subject to a number of uncertainties and risks including the Risk Factors identified in prior Quarterly Form 10-Q filings and other disclosures posted to the OTC Markets website. Actual results could differ materially from these forward-looking statements. Hannover House, Inc. is sometimes referred to herein as "we," "us," "our" and the "Company."

The nature of the issuer’s business is driven by the operating entity, Hannover House, which is a full-service producer and distributor of entertainment products (i.e., feature films for theatrical, video, television and international distribution, and a publisher of books).

Hannover House, Inc., is a Wyoming Corporation. Truman Press, Inc., d/b/a “Hannover House” is an Arkansas Corporation.

Hannover House, Inc., f/k/a Target Development Group, Inc. (which was also formerly known as "Mindset Interactive Corp.") was registered as a corporation in Wyoming on January 29, 2009. Truman Press, Inc., d/b/a “Hannover House” was registered as a corporation in California on September 15, 1993, and re-registered in Arkansas effective June 2008. The Ecklan Corporation, registered on March 25, 1998, in the State of Texas, was the predecessor entity to Target Development Group, Inc.

The Company, Hannover House, Inc., as well as Truman Press, Inc., d/b/a “Hannover House” each have an effective fiscal year-end date of December 31.

Neither the Company, Hannover House, Inc., nor the operating entity, Truman Press, Inc., d/b/a “Hannover House” have ever been in bankruptcy. To the best of management’s knowledge, no predecessor entity has ever been in bankruptcy.

In December, 2009, and effective as of January 1, 2010, Target Development Group, Inc., acquired all of the shares of Truman Press, Inc., d/b/a “Hannover House” in a stock-swap agreement. The details of this acquisition venture are described in detail within the information statement posted on the OTC Markets Disclosure Statement of December 14, 2009.

Business of Issuer -- The SIC Codes most closely conforming to the Company’s business activities are: 7822 (Services – Motion Picture & Video Tape Distribution) and 2731 (Books: Publishing). The Company is currently operating. At no time has the Company ever been a “shell company” as defined in the guidelines.

Through the operating entity of “Hannover House,” the Company is actively involved with the production, acquisition and distribution of entertainment products into the USA and Canadian markets, including theatrical films, home video releases, rights licenses of films and videos to Video-On-Demand platforms and television, as well as book publishing (including printed editions and electronic “E-Book” formats).

FILMS & VIDEOS – Most of the film and video titles that are distributed by the Company are “acquired” or otherwise licensed from third-party suppliers, often production companies or media companies seeking to expand their income and market reach through a relationship with Hannover House. Some of the properties distributed by the Company are “sales agency” ventures, in which the Company performs certain sales & marketing functions on behalf of the owners of the properties, as opposed to having the Company actually purchase or otherwise license rights into the property. Historically, most of the titles sold by the Company were under such “sales agency” ventures. However, beginning in 2010 with the merger of Hannover House and Target Development Group, Inc., the Company has been moving away from “sales agency” ventures and pursuing actual rights-licensing / acquisition structures for new titles. Examples of “sales agency” titles would include “Grand Champion” from American Family Movies; examples of rights-licensed titles would include “Twelve” from Gaumont and “Turtle: The Incredible Journey” from Sola-Media. The Company benefits from rights-licensed titles over sales-agency titles in a variety of ways: a). the fees to the Company are usually higher under rights licenses, b). the duration of the terms of representation rights are usually longer for rights licenses, and c). titles falling under rights-licenses provide the Company with additional balance sheet and collateral benefits.

BOOKS / E-BOOKS – The Company remains active in the acquisition and licensing of publishing rights to printed books and e-Books. The gross margins earned by the Company in the release of Books are generally much higher than the margins derived from the release of Film and Video properties; however, the upside revenue potential for books is usually not as high as the potential for Films. So the Company seeks to maintain a balance in its release slate of high-margin book properties, with high-revenue Film and Video properties.

The use of the term "Company" refers to the combined entities, as reported on a consolidated basis, of Hannover House, Inc., Truman Press, Inc., d/b/a “Hannover House” and Bookworks, Inc. (a special purpose entity utilized for Screen Actors Guild activities and productions), as well as the newly formed entities VODWIZ, Inc. and Medallion Releasing, Inc. Each of the corporate entities files separate income tax returns with the federal government and respective states of registration; however, financial statements and reports, as of January 1, 2010, refer to the combined and consolidated results of all entities. Hannover House, Inc. is the publicly-traded entity for all operating divisions. Truman Press, Inc., d/b/a “Hannover House” is the operating and releasing division entity for all consumer products. Bookworks, Inc., is a special purpose entity established for the servicing of book and publishing ventures, and more recently, used for Screen Actors Guild productions.

The nature of products and services offered:

A.	The principal products of the Company, and their respective markets are:
i.	Theatrical films – released to theatres in the United States
ii.	Home Video Products (DVDs, Blu-Rays, Digital Copies) – released to video specialty retailers, mass-merchandisers, bookstores, schools, libraries and rental outlets (including kiosks) in the United States and Canada;
iii.	Video-On-Demand releases – films and videos offered for direct ‘in-home viewing’ by consumers via a variety of service providers.
iv.	Books and E-Books – sold through bookstores, schools, libraries, internet retailers and streamed through a variety of e-Book platforms.

B.	The primary distribution methods used by the Company for all consumer product goods can be categorized as: “two-step wholesale” distribution (wherein the Company sells its products to an authorized wholesale distributor, which in turn, resells the products to retailers or consumers) and “direct distribution” wherein the Company sells its products directly to consumers or directly to the end-user retailer.

C.	The Company has announced, and included in this disclosure below, a listing of upcoming theatrical films that will also be released onto home video formats.

D.	Competitive Position – The Company competes for theatrical screens and retail (home video) shelf space against seven (7) Major Studio suppliers and approximately eight (8) independent studio suppliers. While all of the Major Studio competitors operate their own (in-house) home video distribution divisions, only three of the independent studio suppliers operate both theatrically and in the home video markets. Operating a home video releasing label “in-house” provides the Company with an advantage in the solicitation of titles for acquisition, as well as provides greater control over the Company’s cash-flow and corporate goals.

E.	Materials and Suppliers – The principal service providers to the Company are listed in detail in this disclosure, below. The principal suppliers of new release film and video products include the following production companies and programming sources (listed alphabetically): Allegheny Image Factory; American Family Movies; Associated Television; Atlas Films; BerVon Entertainment; Cinetic Media; Daybreak Pictures; Empire Film Group, Inc.; Eurocine International; FreeStyle Releasing; Gaumont, SA; Green Apple Entertainment; Little Film Company; Northbank Entertainment; Origin Motion Pictures; Paseo-Miramar Studios; Plaza Entertainment, Inc.; Phoenix Entertainment; Phoenix Releasing Group; SND Films; Sola-Media, GmbH; Shoreline Entertainment; Studio 3 Entertainment and PWI-Veracruz Entertainment. The principal suppliers of books for the Company to publish include (listed alphabetically): James Danielson, Brenda Hancock, Vivian Kaplan, Barr McClellan, and Vivian Schilling. The Company sees no shortage of properties available for acquisition in any of the applicable media.

F.	Dependence on Major Customers – The only current customer for the Company that constitutes a greater-than fifteen percent (15%) contribution to gross revenues is Wal-Mart Stores, Inc. (inclusive of sales to their SAM’S Clubs division). The Company does not see the Wal-Mart market share as an unhealthy dependence on a key customer, as Wal-Mart constitutes a much smaller share of the Company’s overall revenues than for many Major Studios, and the Company does not anticipate that the growth in sales to Wal-Mart Stores, Inc., will grow disproportionately with the Company’s other customers.

G.	The Company does not own or control any patents, franchise or concessions. The licenses and royalty agreements fall under the category of being part of the ordinary course of business.

H.	The company does not need any government approvals of principal products or services.

I.	Key Suppliers providing essential services to the Company include: CD Video Labs / Encore Media Services / Gentek Media (DVD and Blu-Ray Replication); Modern VideoFilm / Cloud 19 Media (video manufacturing & replication); Mike DVD (video authoring); Oleum Rain Studios (art design); Just-Us Printers (Printing); George B. Morton, Esq. (Corporate Legal Advisor); Jonathan Leinwand, Esq. (Securities Legal Advisor); Terry L. Johnson, CPA (Auditor); Lisa L. Higgins, CPA (Tax Preparer); Elder Properties (Landlord).

The nature and extent of the issuer’s facilities include a primary office and warehouse combo unit (under lease from Elder Properties, Springdale, AR), comprising approximately 6,000 square feet. The Company has operated from this location since February of 2008, and this is the location of the Company’s principal operations, records and staff.

(d) Financial Information about geographic areas. At present, over ninety percent (90%) of the Company’s annual revenues are derived from sales of products or contracts to licensors within the United States of America and Canada. Principal customers include Walmart Stores, Inc., Redbox, Netflix, Ingram Entertainment and a variety of other retail chains and wholesalers servicing such outlets. During 2015 and moving into the future with international presale agreements, the source of revenues for the Company will become more diverse geographically, as these international sales are delivered and collected. Company forecasts that the feature film, “Mother Goose: Journey To Utopia” could generate approximately five-million dollars (USD $5,000,000) in revenues for Company from territories and media outside of the United States and Canada. Based upon the Company’s forecasts of existing (core) DVD and BluRay releases of approximately ten-million dollars (USD $10,000,000) from sales in the United States and Canada during 2015 – inclusive of sales to be derived from the Medallion Releasing supplier studios (but excluding any forecasted revenues for the launch of the VODWIZ video-on-demand portal), the addition of international revenues from “Mother Goose” and other titles owned or controlled for international sales by Company could result in a shift of geographic dependence of revenues. At present, the only foreign country generating revenues for the Company is Canada, and the Company does not see any reasonable threats to jeopardize this ongoing sales or collection activities. During 2015, the Company expects to begin making delivery of new productions to international rights licensors, with principal revenues deriving from recognized and financially solvent licensors in the territories of Germany, France, United Kingdom, Spain, Japan and Scandinavia (in descending order of anticipated total sales). The Company does not foresee any material risks associated with the solicitation of international presale contracts for new and upcoming productions, as full payment for said rights licenses is paid in full, contemporaneously with the delivery of the films.

(e) Long-Lived Assets. The Company’s financial reports include an asset listing for the Film and Television Library and rights otherwise owned or controlled by Company. Under film industry practices, entertainment companies will forecast the long-term value of each of their properties based on previous sales histories or current activities, inclusive of all applicable media for the rights controlled in each property. The value of a Film Library is usually realized over multiple years as the titles generate revenues for the studio; the addition of new media formats can have a positive impact to the value of a Film Library by creating new outlets and revenue opportunities for titles that had otherwise grown exhausted. Conversely, the rights to distribute some titles will eventually expire and result in the elimination of the revenue forecasts for such titles. The Film and Television Library report for Hannover House was conducted in 2011 and will be conducted again in 2015 by a reputable, third-party firm specializing in entertainment property valuation reports. The Company has added over seventy (70) properties under exclusive license since the Film & Television Library report was completed in 2011, yet none of these recently added titles have been added yet into this report. Management does not believe that the updated Library Valuation Report to be conducted during 2015 will result in a material change in the valuation of the Library as listed in the Company’s financial statements and balance sheets.

(f) S.E.C. / Edgar Reporting. Although not yet listed as a fully-reporting and registered security, in the interests of shareholder disclosure, beginning in 2013, the Company began making periodic and voluntary filings with the Securities and Exchange Commission through access to the Edgar Department. Filings provided included 10q and Form 8 statements, and were reflective or otherwise identical to the periodic filings made by the Company to the OTC Markets. The Company acknowledges that the public may read and copy any materials that the Company files with the S.E.C. through the direct means and methodologies prescribed by the S.E.C., or electronically through the S.E.C. and the Edgar file access system. Disclosures, filings and financial reports made by the Company are available to the public free-of-charge through the OTC Markets website.

(g) Reports to Shareholders. Company currently conducts an annual meeting of shareholders, once each year, which occurs prior to March 1st, and contains a recap report on the prior year’s activities and a forecast of new activities for the coming year. The bylaws of the Company do not require that an annual meeting of shareholders be held. However, in lieu of an annual meeting of shareholders, Company may elect to issue an annual report, which shall be sent free-of-charge to all identified shareholders of record as of the qualifying period. The Company believes that its periodic filing of Management Statements, Board of Directors Minutes and General Updates – both as filings on the OTC Markets website, as well as through the Company’s publicly accessible blog site – creates a clear line of transparency and current communication to shareholders on all activities of a material or substantive nature.

(h) Principal Properties / Titles. Attached to this Registration Form are Exhibits which list some of the primary titles and properties owned, controlled or distributed by the Company. The following list summaries some of the titles which have previously proven to be significant contributors to the Company’s revenues, or which are anticipated to become top selling titles for the Company over the coming year.

HISTORIC – BEST SELLING BOOKS	UPCOMING – ANTICIPATED BOOKS
Blood, Money & Power: How LBJ Killed JFK	The Verdict: Justice for John F. Kennedy
Quietus	Genergraphics
Sacred Prey	Book of Rhymes

HISTORIC – BEST THEATRICAL TITLES	UPCOMING – ANTICIPATED THEATRICAL HITS
Twelve	Dark Awakening
On Any Sunday: The Next Chapter	The Algerian
Toys in the Attic	Bonobos: Back to the Wild

HISTORIC – TOP SELLING VIDEO TITLES	UPCOMING – ANTICIPATED HIT VIDEO TITLES
Twelve	American Justice
Grand Champion	Gabrielle
Boggy Creek: The Legend Is True	Dinosaurs of the Jurassic
Turtle: The Incredible Journey	Doonby
Martial Arts Marathon	Salvation
SWAT: The Real Story	Silent No More
Future Shock	Alcatraz Prison Escape
Savage Land	Brutal Colors

Periodic Reporting and Audited Financial Statements; Disclosure of Business Combination

Upon the effective date of this Registration Statement, the Company’s class of Common Stock will be registered under the Exchange Act and it will have reporting obligations, including the requirement that it files annual, quarterly and current reports with the SEC. In accordance with the requirements of the Exchange Act, the Company’s annual reports will contain financial statements audited and reported on by its independent registered public accountants.

The Company does not intend to enter into a business combination with a business if audited financial statements based on United States generally accepted accounting principles (U.S. GAAP) cannot be obtained for such business. The Company cannot assure you that any particular business identified by the Company as a potential acquisition candidate will have financial statements prepared in accordance with U.S. GAAP or that the potential target business will be able to prepare its financial statements in accordance with U.S. GAAP. To the extent that this requirement cannot be met, the Company may not be able to acquire the proposed target business. While this may limit the pool of potential acquisition candidates, the Company does not believe that this limitation will be material.

If applicable, upon the consummation of a business combination, the Company will file with the SEC a current report on Form 8-K to disclose the business combination, the terms of the transaction and a description of the business and management of the target business, among other things, and will include audited consolidated financial statements of the Company giving effect to the business combination. Holders of the Company’s securities will be able to access the Form 8-K and other filings made by the Company on the EDGAR Company Search page of the SEC’s Web site, the address for which is www.sec.gov. The public may read and copy any materials the Company files with the SEC at the SEC’s Public Reference Room at Room 1518, 100 F. Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

Item 1A. Risk Factors.

An investment in the Company is highly speculative in nature and involves a high degree of risk.

Risks Related to our Business

There may be conflicts of interest between our management and the non-management stockholders of the Company. Conflicts of interest create the risk that management may have an incentive to act adversely to the interests of the stockholders of the Company. A conflict of interest may arise between our management’s personal pecuniary interest and its fiduciary duty to our stockholders. The Company is unaware of any such conflicts of interest with any of the three principal managers of the Company (Eric F. Parkinson, Don Frederick Shefte, Tom Sims).

Other than as set forth in this FORM 10 filing, there are no specific risk factors relating to the Company's securities that are not universally applicable to other equities trading on the OTC Markets.

Key Man / Principals - The Company is reliant upon the continued employment and work performance of the three, principal managers, Eric Parkinson (CEO), D. Frederick Shefte (President) and Tom Sims (VP of Sales). As an accommodation to benefit the Company's cash flow, both Parkinson and Shefte have been deferring a majority of their salaries. Additionally, as has been required by many third-party program suppliers, Parkinson has often been listed as a "key man" to the rights licenses or sales venture agreements for specific acquisitions, due to his successful home video sales track record. The cessation of employment by either Parkinson or Shefte could have a material and negative impact on the Company, as current cash flows would not facilitate the hiring of comparably qualified executives, and the loss of Parkinson as "key man" could result in multiple title agreement cancellations. The loss of Tom Sims as VP of Sales could be claimed as a material breach or cause of termination for some of the supplier agreements entered into under the Medallion Releasing multi-studio distribution and sales venture, which is being managed by Sims on behalf of Company. Prior to joining Hannover House and launching the Medallion Releasing multi-studio venture, Tom Sims had worked for 13 years as the Wal-Mart Video Buyer for Anderson Merchandisers, the primary VMI Supplier for Wal-Mart’s D5 Entertainment categories. In part due to his unique knowledge and connections with Wal-Mart, Sims was hired by Vivendi / Universal Music Group to establish a multi-studio distribution venture which rapidly grew to more than $180-million in annual revenues. The structure and releasing strategy that Sims has designed (and is implementing) for the Medallion Releasing multi-studio sales venture is similar to the strategy for the ventures established by Sims for Vivendi / Universal Music Group and Allegro Media Group.

Credit Facilities & Key Suppliers – At present, the Company is operating without the benefit of an unencumbered, general-use a credit facility to finance new release activities or operations. An agreement for a loan of $250,000 was entered into in December with European Group, Ltd., which ultimately was terminated by mutual agreement prior to funding. Two additional agreements with lenders have been obtained and relate to title-specific financing and will be disclosed in a Form 8 Information Statement as funding for each occurs.

A credit line for the manufacture of DVDs and BluRays with CD Video Labs is being pursued, which is anticipated to be collateralized by a lien against accounts receivable. However, at present, Company is operating without the benefit of a credit line or substantial vendor credit facilities for the manufacture and release of DVDs and BluRays. Current sales volume – while growing exponentially with the increase in new release activities – still has not created an unmanageable burden on the Company’s cash flow or abilities to properly service new release demand in a timely manner. The greatest risk factor at present regarding the timely fulfillment of orders is the upside of titles which might generate reorders at a demand that outpaces the maturation of the accounts receivable. If such a scenario occurs, Company is confident that manufacturer (lab-supplier) credit to fill such orders can be obtained, or that cash flow from purchasers can be accelerated in order to alleviate any shortfalls required to meet a growing sales demand. The in-house DVD manufacturing capabilities possessed by Company do not economically conform to be competitive with the pricing of large orders in excess of 10,000 units per title when compared to the costs from larger replications labs.

Judgment Creditors – Over the past six years, the Company has effected payments to creditors, suppliers and judgment lien holders in a manner which has preserved the Company’s ability to operate and grow. Total debt balances due to Judgment Creditors have been reduced in the past four years by approximately $2,814,330, leaving a total due to Judgment Creditors of approximately $2,319,667. Management feels that the Company’s ability to reduce these key debts by more than 54% in the past four years, while still growing the core business activities, indicates both managerial and operational capabilities to handle the ongoing reduction and retirement of debts. Although there is no indication to suggest otherwise, Company makes no representation, warranty or guarantee that the judgment creditors will continue to work with management in a cooperative manner regarding the retirement of the remaining balances.

Officer Deferrals and Loans – As of 12/31/2013, the total amount of the balances due to key managers Parkinson and Shefte for deferred salaries and officer loans was $843,561. This amount is considered to be “long-term / deferred debt” (as it is presently structured as being payable under a basis subordinate to other creditors and Company needs).

Item 2. Financial Information – Balance Sheets and Income Statements for the Full Fiscal Years, ending 12/31/2012 and 12/31/2013 along with Auditor’s letter and footnotes are contained within this Registration filing. Company has also provided as Exhibits additional financial data, including a pro-forma income statement and balance sheet for the full fiscal year ending 12/31/2014 (unaudited), and a side-by-side comparison of the Income Statements and Balance Sheets for the years 2012 and 2013 (audited) and the proforma (unaudited) results for the year ending 12/31/2014.

Management’s Discussion and Analysis of Financial Condition and Results of Operation.

The Hannover House operating division of the Company has been operating continuously since 1993, and in 2002 added DVD products to its original product line of print-edition books. During the past three years (2012, 2013 and 2014), the number of new release products released by the Company as DVD or BluRay titles was a total of 23 releases, with an approximately annualized average of eight (8) new releases each year. The Company does not feel that this level of release activity will generate sufficient cash flow for the Company to meet its goals of expanding revenues and profits. Accordingly, the Company has modified its releasing plan to allow for up to ninety (90) titles to be released during 2015, inclusive of fifty-five (55) new release titles and approximately thirty-five (35) pricing or packaging promotions from existing titles in the Company’s extensive Film and Television Library catalog. The exact quantity of new releases and catalog promotions is subject to change, and is impacted by a variety of factors, most notably, the space availability at any particular time with key retail customers. However, despite the possibility of modest adjustments in title release quantities or specific on-sale street dates, the activities for enhanced releasing during 2015 will represent a substantial increase for the Company, potentially representing a ten-fold increase and output and a substantial increase in both gross revenues and bottom line profits.

The Company believes that there is an identifiable and maximum ceiling of revenues that are likely to be obtained for each of the direct-to-video releases representing the majority of 2015 product release activities for the Company. “Action-Adventure” titles such as the Company’s February 24 (2015) release of “AMERICAN JUSTICE” are attractive titles for both Walmart and Redbox, and this particular title has been placed for sale with both of these key accounts. However, the total, gross wholesale revenues for the packaged-goods (DVD and BluRay) revenue segments of such a title (inclusive of all other retailers and wholesalers), tops out at approximately $300,000. Similar sales results and limitations apply to Sci-Fi Horror titles (including “Gabrielle,” and “Salvation”), with Family and Christian appeal titles carrying a slightly higher revenue upside and Urban and Spanish titles carrying a slightly lower upside. With the existence of these market realities and limitations, the Company feels that the direct-to-video level business has a likely maximum annual revenue potential of about $10-million from the domestic (USA & Canada) home video market.

In order to elevate the stature of the Company’s profile, as well as to increase its overall revenues and bottom line, the Company is pursuing new activities in the markets of Theatrical level films and high-profile productions. Films that have bigger budgets, star-powered casts and wide release theatrical exposure generate substantially higher revenues from all media platforms, including the Company’s core business with packaged-goods DVD and BluRay products. The challenge for the Company in pursuing such goals is to find (or produce) films with such enhanced market values, and to create (or license) such properties in a manner which assures profitability. During 2015, the Company plans to pursue activities both in the arenas of wider USA Theatrical release programs, as well as activities involved with the production or facilitation of production of higher profile films that the Company can release to a variety of media platforms.

Management feels that the current cash requirements for the Company’s “core” business of releasing packaged-goods titles to the DVD and BluRay markets can be self-generated from regular cash flow. However, Management does not feel that the Company is financially able to fund wider theatrical releases or higher-profile film productions. In this regard, the Company will be seeking various forms of funding to facilitate these two ventures. There can be no assurance that the Company will successfully obtain the financing needed to release films on a wider basis to theatres, or that the Company will be able to obtain production financing for the original productions that are referenced in this Form 10 registration filing. Failure to obtain funding to enable films to be released on a wider basis to theatres, or failure to obtain production funding will not jeopardize the Company’s ability to operate or to continue with its core, packaged goods business activities.

The feature film thriller, “The Summoning” is an example of a financing strategy that the Company is pursuing to help with both the film’s production costs as well as the film’s theatrical releasing costs in a manner that does not drain resources from the Company’s cash flow. In partnership with FreeStyle Releasing and Netflix, Company has negotiated for a significant pre-sale of the Video-on-Demand rights (including the right for Netflix to offer this film via its popular “subscription” based streaming service). The producers of the film, Renegade Motion Pictures (Canada) have arranged bank financing (further secured by private investors), that will cash-flow the distribution presale obtained by Company to fully fund the film’s theatrical release through Hannover House. Under this structure, Hannover House receives the benefit of having a film open nationwide on more than 600-theatres, without incurring any out-of-pocket or accrued financial liability. The Producers of the film benefit by having a guarantee of a wide USA Theatrical Release which enhances the film’s value to international buyers and becomes a key tool towards assuring the film’s profitability. “The Summoning” is scheduled for production in May, 2015 in Louisiana, with a Jan. 8, 2016 theatrical date planned by Hannover House, DVD and V.O.D. planned for April 12, 2016.

With respect to original feature film productions being planned by the Company, the chart below shows some of the financing needs and strategies being pursued by the Company during 2015 to fund both the physical “production” costs of the properties as well as the subsequent theatrical releasing costs for the USA & Canada (referred to as “P&A”).

Under the above structure, the financial commitments required of the Company would be insignificant and not of a material nature. However, there can be no assurance that the anticipated pre-sales, private investors or required banking facilities (to monetize presales) will be obtained for these production and releasing ventures.

HANNOVER HOUSE, INC.

Item 2 – continued – Results of Operations.

The following discussion should be read in conjunction with our financial statements and the related notes that appear elsewhere in this Report.

Operating Expenses – Operating expenses during the prior four years have been generated principally through four sources:

1)	Accounts Receivable / Collected Revenues from the Sales or Licensing of products;
2)	Revenues from loans, credit lines and vendor (supplier) provided credit terms;
3)	Benefits to Company from conversion of eligible (aged) debts under Rule 144 debt exemptions;
4)	Cash loans to Company from Officers / Managers

The Company believes that the current value and the collection timeline of the existing (as well as the recently generated) Accounts Receivable will be sufficient to meet all of the Company’s releasing goals and announced plans, without the requirement of a significant credit line or additional debt considerations. However, despite the Company’s predicted ability to self-fund current and upcoming activities at this time, Company is still pursuing a variety of credit arrangements to have available on an as-needed basis. Additionally, as described above, the Company will continue to pursue financing opportunities to assist with or fully finance the production and distribution of the five key titles described above. Company believes that the successful production and release of these higher profile titles will contribute to significant growth in revenues and profits for 2016, but that the majority of revenues and profits for the current fiscal year (2015) will be generated from the core business of packaged goods distribution through Hannover House and Medallion Releasing supplier studio releases. The Company does not have a financial forecast at this time for the revenue potential to be derived from the forthcoming consumer launch of the VODWIZ streaming service.

Net Income – Accrued Income – As is consistent with other entertainment media firms, Company reports sales and profits under an accrual accounting methodology, which takes into account that some contracts (e.g., Netflix subscription payments) can be paid over a two-or-three year timeframe. Accordingly, the Company’s accrued profit position at any given moment in time is unlikely to conform to the Company’s cash position at that same moment. The Company has been generating a positive profit for each of the past four years utilizing the Industry standard accrual accounting methodology. During the past four years, the Company has generated sufficient revenues and funding to reduce its long-term debts by over $2.7-million dollars while still preserving sufficient working capital to expand the Company’s release activities and product library.

International Presales – During 2013, the Company entered into some multi-title (and title-specific) sales agreements for the licensing of existing and upcoming productions to the International Markets. Under industry practice, the Company may elect to recognize these presale agreements as executed, or as delivered. During 2013 and the first half of 2014, the Company has previously recognized $2-million in presale agreements for the international market, which become enforceable upon delivery of the covered properties. The Company has recognized its applicable sales fees for these presales. As of Q3 of 2014, the Company has voluntarily elected to defer recognition of additional international presale agreements, and to book such revenues in the future as each property is delivered to the licensors.

Liquidity and Capital Resources

As of the date of this Form 10 filing, the Company had approximately $30,282 in cash. It is the Company’s standard procedure and policy to minimize the amount of cash on hand in order to utilize these resources for immediate reinvestment into new releases, operating needs and debt reductions. The Company collects payments from customers (Accounts Receivable) on a daily / weekly basis, and management believes that sufficient collections are scheduled to meet the operating needs for liquidity and capital resources.

Short Term

Not Applicable.

Inflation

Company’s business is not expected to be materially affected by inflation.

Off-Balance Sheet Arrangements

Company has not entered into any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on the Company’s financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that would be considered material to investors.

Item 3. Properties. The Company does not currently own any Real Estate, but instead rents a combination warehouse and office facility in Springdale, Arkansas from Elder Properties. The Company previously held an option to purchase a warehouse and 4.5-acres of land in Washington, County (Arkansas), which agreement was eventually abandoned due to a probate title-clearance issue with the previous property owner. Company has been offered land on a functionally “gratis” basis in the Fayetteville (Arkansas) Industrial Park, contingent upon Company’s commitment to build and operate its offices, production and manufacturing facilities at that location. This opportunity will be evaluated and considered during 2015; an Architectural Survey of the Property site and a proposed sketch of a facility entitled the “Hannover Media Center” has been completed by Amirmoez, Foster, Haley Architects. The estimated cost for such a facility would be approximately $1.1-million; upon completion, with the value of the 10-acres of land included, the property is forecasted to have a market value of $1.8-million. If the Company were to obtain bank financing for such an investment (at $1.1-million), under a 20-year mortgage at a 5% interest rate, the monthly payments would run approximately $7,250. At present, the Company is paying $3,200 per month in rent (and has paid approximately $262,400 in rent to Elder Properties since March, 2008). The Company will present the opportunity for the development of the Hannover Media Center for shareholder review and discussion at the next Annual Meeting of Shareholders.

While the Company does not currently own any Real Estate, the Company does own significant assets, including motion picture production and post production gear, a film truck, significant inventories of DVDs and Books, and the distribution rights to a large Film and Television Library. An Exhibit of principal titles owned, controlled or otherwise distributed by Company is included with this Form 10 Registration filing.

Item 4. Security Ownership of Certain Beneficial Owners and Management. Chairman and C.E.O. Eric F. Parkinson currently owns 43,151,649 shares of Common Stock. Parkinson has the option to call on the issuance of 6,451,613 shares of Common Stock, as well as the right to call for the reissue of 37,400,000 shares of Common Stock that were returned to Treasury or issued or assigned to creditors of the Company as partial collateral for agreements. Parkinson also owns 1,800,000 shares of Preferred Stock in the Company. President Don Frederick Shefte currently owns 31,487,546 shares of Common Stock. Shefte has the option to call on the issuance of 6,451,613 shares of Common Stock, as well as the right to call for the reissue of 5,000,000 shares of Common Stock that were returned to Treasury pending achievement of specific performance thresholds. Shefte also owns 1,200,000 shares of Preferred Stock in the Company. The Preferred Stock shares held by Parkinson and Shefte each represent the voting power of 1,000 shares each of Common Stock; the Preferred Stock shares can be converted into Common Stock by Parkinson or Shefte upon his departure from the Company for any reason.

COMMON STOCK – Officers, Directors & Owners of 5% or More Shares

Eric F. Parkinson (Beneficial Owner)	Don. F. Shefte (Beneficial Owner)
Chairman & C.E.O.	President
1722 N. College Ave.	3741 N. Old Wire Road
Fayetteville, AR 72703	Fayetteville, AR 72701

a). 43,141,649 Common Stock Shares	a). 31,487,546 Shares
b). 1,800,000 Preferred Shares	b). 1,200,000 Preferred Shares
c). Option to call for 6,451,613 Common Stock Shares	c). Option to call for 6,451,613 Common Stock Shares
d). Option to call for 37,400,000 Common Stock Shares	d). Option to call for 5,000,000 Common Stock Shares

Current Ownership of Common Stock: 6.5%	Current Ownership of Common Stock: 4.7%
Potential Common Stock Percentage: 12.31%	Potential Common Stock Percentage: 6.36%

Item 5. Directors and Executive Officers.

(a)	Eric F. Parkinson (56) – Chairman and Chief Executive Officer. Parkinson is a entertainment industry veteran with more than 30-years of experience in the film production and distribution arenas. Prior to purchasing Truman Press, Inc., d/b/a “Hannover House” in 2002, Parkinson had served as the Chairman and C.E.O. of Hemdale Communications, Inc., a NASDAQ traded entertainment company, as well as senior executive level positions with Plaza Entertainment, Inc. and A.I.P. Studios. Parkinson has released more than 900 titles to the North American home video marketplace, with a dozen #1 national best-sellers, including “Terminator”, “Little Nemo” and the “1984 Summer Olympic Highlights.” Parkinson studied film production and communications at the University of Kansas and the University of Arkansas, where he has also served as a guest lecturer on film production and distribution. On the production side, Parkinson has served as producer (or executive producer) on more than sixty feature films or television programs.

(b)	Don Frederick Shefte, Esq. (67) – President. Shefte joined Hannover House in 2007 after serving as a Trust Officer for the Bank of Fayetteville. As a licensed attorney in California, Shefte worked his way up to a partnership position at one of the top law firms in San Diego (Seltzer Caplan) before moving into private-practice as an entrepreneur and Wal-mart vendor. Shefte obtained his law degree from Vanderbilt University, and undergraduate degree at Trinity University. Due to his specialized knowledge of financial services and estate planning, Shefte also worked as an adjunct professor for the Sam Walton School of Business at the University of Arkansas while also working as a Bank Trust Officer. Since joining Hannover House, Shefte has negotiated over 100 rights license agreements and has assisted in the release of more than 65 titles.

The term of office of each director expires at the earlier of when the director’s successor is elected and qualified, his resignation, his removal from office by the stockholders or his death. Directors are not compensated for serving as such, but the Board of Directors may provide for compensation of Directors by resolution. Officers serve at the discretion of the Board of Directors.

(c)	Significant Employees.

In addition to Eric F. Parkinson and D. Frederick Shefte, Company considers its Vice President of Sales, Tom Sims, to be a significant employee. Sims joined the Company in June, 2014, with a mandate to recreate a multi-studio distribution model similar to those that he successfully formed and operated for Vivendi / Universal Music Group and Allegro Media Group. The release model being operated by Tom Sims, Medallion Releasing, Inc., is a consortium of five (at present) video labels, each representing a specialty in non-competitive arenas and categories of videos (e.g., Spanish, Urban, Christian, Family, Horror, Anime). The continued employment of Tom Sims is believed to be a material requirement of the supplier studios participating with Medallion Releasing, Inc. For calendar year 2015, Company is forecasting gross sales of over $5-million from the Medallion supplier labels, which revenues will nicely supplement income being generated by Hannover House activities.

(d) Family Relationships.

None.

(e) Involvement in Certain Legal Proceedings.

No officer, director, or persons nominated for such positions, promoter, control person or significant employee has been involved in the last ten years in any of the following:

•	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to the time of such filing, or any corporation or business association of which such person was an executive officer either at the time of the bankruptcy or within two years prior to the time of such filing;
•	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
•	Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and
•	Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Item 6. Executive Compensation.

Both Parkinson and Shefte are currently accruing an annualized salary of one-hundred-eighty-thousand dollars (USD $180,000) each; however, these managers has been deferring receipt of most or all of this accrued salary on a monthly basis, in order to assist with the Company’s cash flow management and growth. In addition to this accrued salary, each of Parkinson and Shefte have had their health insurance premiums and cellular phone bills covered by the Company. Based on industry comparisons for salary and compensation packages for key executives in the entertainment industry, both Parkinson and Shefte are accruing less than half of the base compensation of $400,000 being paid to key executives by other independent studios. By agreement with Parkinson and Shefte, payment of the deferred / accrued salaries shall be considered subordinate to key creditors and corporate operational needs, excepting for termination or cessation of employment for any reason, at which time the deferred salaries become due and payable.

Item 7. Certain Relationships and Related Transactions, and Director Independence.

Not Applicable.

Item 8. Legal Proceedings.

As of the date of this Form 10 Registration Filing, the Company was not involved in any legal proceedings. Over the past five years, the Company has been involved in a variety of lawsuits and disputes, all of which have been fully adjudicated and are now subject to performing settlement agreements, full resolution or pending negotiations.

As Plaintiff, the Company has engaged the services of attorney George B. Morton, Esq., to file a lawsuit for damages against a known individual and his accomplices who have been aggressively attacking the Company’s stock, reputation and management with knowingly false and malicious statements and acts of interference (including a sabotage of the Company’s relationship with a previously designated auditing firm and direct interference with several programming supplier partners). Details of this lawsuit, which is expected to be filed during February, 2015 – and which is expected to seek damages of $10-million or more on behalf of the Company, officers and shareholders – will be disclosed in a separate Form 8 information statement filing.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

(a)	Market Information.

The Common Stock is currently trading on the OTC Markets Pinksheets under ticker symbol: HHSE. The current market price of the Common Stock shares is approximately one-cent ($.01) per share, with an average daily volume of approximately 1,672,000 shares (value of dollar volume of average daily trading is $16,720).

(b)	Holders.

According to the Company’s Transfer Agent, Standard Registrar & Transfer Co., Inc., there are currently 183 Shareholders of Record, inclusive of account holders with multiple shareholders (such as E-Trade, Scottrade, TD Ameritrade, etc…). To the best of Management’s knowledge, and as confirmed by the Transfer Agent, there are only two shareholders known to own or control more than five percent (5%) of the Company’s stock, namely officers Eric F. Parkinson and D. Frederick Shefte (Shefte’s ownership of 5% or more is predicated upon his exercise of the two options to receive shares as described herein).

(c)	Dividends.

The Registrant has not paid any cash dividends to date and does not anticipate or contemplate paying dividends in the foreseeable future. It is the present intention of management to utilize all available funds for the development of the Registrant’s business.

(d)	Securities Authorized for Issuance under Equity Compensation Plans.

None.

Item 10. Recent Sales of Unregistered Securities.

As described hereunder, there is an existing market for the Company’s unregistered securities via the OTC Markets Pinksheets Exchange, under ticker symbol: HHSE. At all times since the merger between Hannover House and Mindset / TDGI in December, 2009, the Company has relied upon the advice of competent, outside securities counsel as well as the Company’s transfer agent, regarding the legality of any issuances of unregistered securities, including shares that have been issued over the past four years under a Rule 144 exemption for qualified debt conversions.

Item 11. Description of Registrant’s Securities to be Registered.

(a)	Capital Stock and Preferred Stock.

The Company is authorized by its Articles of Incorporation to issue an aggregate of 700,000,000 shares of capital stock, par value $0.001 per share, all of which are shares of Common Stock. The Company is also authorized by its Articles of Incorporation to issue an aggregate of 10,000,000 shares of Preferred Stock, par value $.001 per share, all of which are shares of Preferred Stock. As of January 1, 2015, Company had issued a total of 663,227,212 shares of Common Stock and 3,000,000 shares of Preferred Stock.

Common Stock - All outstanding shares of Common Stock are of the same class and have equal rights and attributes. The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders of the Company. All stockholders are entitled to share equally in dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available. In the event of liquidation, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of all liabilities. The stockholders do not have cumulative or preemptive rights.

Preferred Stock – As per the Company’s Articles of Incorporation, all outstanding shares of Preferred Stock are considered as “Voting Shares” to be held by the Company’s principal managers. The Preferred Stock shares carry a value of 1,000-to-1 as compared to the voting power of the Common Stock shares. The Preferred Stock may be converted to Common Stock by the Preferred Stockholders upon cessation of their managerial or directorship duties for the Company, said conversion to be performed at a ratio of 30 Common Stock shares per share of Preferred Stock.

(b)	Debt Securities

Principal managers for the Company, Eric F. Parkinson and D. Frederick Shefte, each retain the option of converting their unpaid and / or deferred salaries and / or the balances otherwise due and payable from cash proceeds loaned to the Company by Parkinson and Shefte into Common Stock shares at a Volume Weighted Average Price based on the previous thirty (30) days of trading in the Company’s Common Stock prior to the exercise of such conversion.

(c)	Warrants.

None.

(d)	Other Securities to Be Registered.

None.

Item 12. Indemnification of Directors and Officers.

With certain exceptions, under applicable laws of the State of Wyoming and the Securities Act of 1933, the directors and officers of the Company will not be individually liable to the Company, its stockholders or creditors for any damages as a result of any act or failure to act in their capacity as a director or officer unless it is proven that the act or failure to act breached fiduciary duties as a director or officer and such breach involved intentional misconduct, fraud, or a knowing violation of law.

Pursuant to the Company’s Bylaws, Company is required to indemnify and hold harmless, to the fullest extent permitted by Wyoming law, each officer and director of the Company who is made or is threatened to be made a party or are otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of ours or, while a director or officer of ours, is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, against all expenses, liabilities and losses (including without limitation attorneys’ fees, judgments, fines, taxes, penalties, and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person. Under Wyoming law, any such indemnification is only available if such acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines that the person is entitled to such indemnity. The indemnification provided by Company’s Bylaws is not exclusive of any other rights to which those indemnified may be entitled under any statute, provision of the Company’s Articles of Incorporation or Bylaws, agreement, vote of stockholders or Directors, or otherwise and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors, and administrators of such person.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

The Company is entitled to purchase insurance on behalf of the officers and directors of the Company.

Item 13. Financial Statements and Supplementary Data.

Company sets forth below a list of audited financial statements included in this Registration Statement on Form 10.

Statement	Page*
Report of Independent Registered Public Accounting Firm	F1
Balance Sheet as of December 31, 2012 – 2013 (side-by-side)	F2
Balance Sheet as of December 31, 2012 – 2013 (side-by-side)	F3
Statement of Cash Flows for the Period ending December 31, 2013	F4
Statement of Changes in Stockholders’ Equity from the Period from January 1, 2012 to December 31, 2013	F5
Income Statements – 2012 – 2013 (side-by-side)	F6
Notes to Audited Financials	F7

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

Neither Company nor its Managers have any disagreements with the Accountants and Auditors who have performed services or otherwise consulted on this Form 10 filing and the financial exhibits contained therein.

Item 15. Financial Statements and Exhibits.

Item 15(a) – All Financial Statements filed as part of the registration statement.

Item 15(b) – All Exhibits required by Item 601 of Regulation S-K.

Item 15(c ) – Additional Exhibits provided by Registrant

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

HANNOVER HOUSE, INC. (Registrant)

/s/ Eric F. Parkinson

Date: February 17, 2015 By:_____________________________________

Eric F. Parkinson, Chairman & C.E.O.

/s/ Don Frederick Shefte

By:_____________________________________

D. Frederick Shefte, President

ITEM 15(a) – 1 – FINANCIAL INFORMATION & AUDITOR’S REPORT

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors and shareholders of

Hannover House, Inc.

Springdale, Arkansas

I have audited the accompanying consolidated balance sheets of Hannover House, Inc. (the “Company”) as of December 31, 2013 and 2012 and the related consolidated statements of operations, stockholders’ deficit and cash flows for the years ended December 31, 2013 and 2012, and the related notes to the consolidated financial statements.

Management’s Responsibility for Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United State of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

My responsibility is to express an opinion on these consolidated financial statements based on my audits. I conducted my audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor was I engaged to perform, an audit of its internal control over financial reporting. My audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, I express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation.  I believe that my audits provide a reasonable basis for my opinion.

Opinion

In my opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2013 and 2012 and the consolidated results of its operations and its cash flows for the years ended December 31, 2013 and 2012, in conformity with accounting principles generally accepted in the United States of America.

/s/ Terry L. Johnson, CPA

Casselberry, Florida

January 15, 2015

(F-1)

Hannover House, Inc.
Consolidated Balance Sheet
At December 31,

	2013	2012
ASSETS
CURRENT ASSETS
Cash & Cash Equivalents	$1,476	1,136
Accounts Receivable, Net	2,713,351	1,786,604
Prepaid Wages	0	0
Merchandise Inventory	166,420	132,310
Prepaid Advertising	765,000	765,000
Prepaid Producer Royalties	1,637,941	1,735,267
Producer Marketing Recoupment	2,398,038	2,537,607
Film Distribution Rights	2,036,379	2,046,379
Film Production Investments	236,633	205,183
Notes Receivable and Net Recoupment	—	—

TOTAL CURRENT ASSETS	9,955,238	9,209,486

PROPERTY & EQUIPMENT
Office Furnishings, Equipment & Film Gear	155,081	153,178
Less Accumulated Depreciation	(39,356)	(34,356)
Vehicles	22,500	22,500
Less Accumulated Depreciation	(5,000)	(5,000)
Real Property	0	0
TOTAL PROPERTY & EQUIPMENT	133,225	136,322

OTHER ASSETS
FILM & TELEVISION LIBRARY	22,315,337	22,315,337

TOTAL OTHER ASSETS	22,315,337	22,315,337

	$32,403,800	31,661,145

The accompanying notes are an integral part of these financial statements.

(F-2)

Consolidated Balance Sheets 2012 – 2013 (Continued)

LIABILITIES & SHAREHOLDER'S EQUITY
	2013	2012
CURRENT LIABILITIES
Accounts Payable	$148,522	465,906
Accrued Royalties	303,829	310,316
Acquisition Advances Due	187,450	515,980
Accrued Wages	0	8,670
Payroll Taxes Payable	5,585	28,100
Deferred Income Tax Payable	732,598	459,754
NB Cal AFIL P&A Loan	316,478	353,744
Hounddog P&A Note (Weinreb)	731,025	731,025
Interest on Weinreb note	139,437	90,154
Graham Financial Service note	80,000	80,000
Interest on Graham note	11,592	5,600
Bank of Fayetteville note	15,000	15,000
Interest on B.O.F. note	3,582	2,614

TOTAL CURRENT LIABILITIES	2,675,098	3,066,863

LONG-TERM LIABILITIES
Long-Term Payables	2,378,991	2,075,920
TCA Global Master Fund	300,000	0
Mortgage Note Payable	0	0
Executive Salary Deferrals	843,561	763,561
Officer Notes Payable	137,913	182,913

TOTAL LONG-TERM LIABILITIES	3,660,465	3,022,394

TOTAL OF ALL LIABILITIES	6,335,563	6,089,257

SHAREHOLDER'S EQUITY
Common Stock	25,020,646	24,951,053
Retained Earnings	1,047,591	620,835

TOTAL SHAREHOLDER'S EQUITY	26,068,237	25,571,888

	$32,403,800	31,661,145

The accompanying notes are an integral part of these financial statements.

(F-3)

Income Statement - 2012 – 2013

HANNOVER HOUSE, INC.
CONSOLIDATED STATEMENT OF INCOME
FOR THE YEARS ENDED DECEMBER 31,

	2013	2012

REVENUES	$2,677,061	$2,373,065

COST OF SALES
Commisions	10,000	50,140
Sales and marketing	9,416	28,438
Video manufacturing	22,177	27,148
Film and Book Royalties	27,623	—
Freight	12,738	21,103
Other expenses	1,564,403	1,073,901
TOTAL COST OF SALES	1,646,357	1,200,730

GROSS PROFIT	1,030,704	1,172,335

GENERAL AND ADMINISTRATIVE EXP.	330,695	428,118

INCOME FROM OPERATIONS	700,009	744,217

OTHER INCOME(EXPENSE)	(409)	—

INCOME BEFORE INCOME TAXES	699,600	744,217

PROVISION FOR INCOME TAXES	272,844	290,245

NET INCOME	$426,756	$453,972

The accompanying notes are an integral part of these financial statements.

(F-4)

Changes in Stockholder Equity (2011, 2012, 2013)

Hannover House, Inc.
Statement of Changes in Stockholder Equity

	Common Stock		Retained
	Shares	Amount	Earnings	Total
Balance at December 31, 2011	477,995,139	$24,726,330	$166,863	$24,893,193

		—		224,723

Net Income			453,972	453,972

Balance at December 31, 2012	489,965,532	24,951,053	620,835	25,571,888

		—		69,593

Net Income			426,756	426,756

Balance at December 31, 2013	583,732,365	$25,020,646	$1,047,591	$26,068,237

The accompanying notes are an integral part of these financial statements.

(F-5)

ITEM F6 – Income Statement - 2012 – 2013

Hannover House, Inc.
Consolidated Statement of Cash Flow
For the year ended December 31,

	2013	2012

Cash flows from operating activities

Net Income	$426,756	$453,972

Adjustments to reconcile net income
to cash provided by (used in)
operations
Depreciation	(5,000)	—
Accounts receivable	(926,747)	(1,100,841)
Inventory	(34,110)	(13,410)
Prepaid advertising	—	215,000
Producer marketing recoupment	147,569	(472,665)
Prepaid producer royalties	97,326	(522,447)
Film distribution rights	10,000	(1,379)
Accounts payable	(317,384)	20,184
Weinreb P&A interest	(49,283)	(46,293)
Graham Financial interest	(5,992)	(5,600)
Bank of Fayetteville Interest	(969)	(918)
Long Term Payables	303,071	791,458
Real Estate Mortgage Payable	—	(50,000)
TCA Global Master Fund	(300,000)	—
Accrued royalties	6,487	230,000
Deferred income tax payable	272,844	290,245
Accrued wages	8,670	(3,670)
Payroll taxes due	(22,515)	—
Executive salary deferral	(80,000)	(101,977)

Cash used in operations	(469,277)	(318,341)

Cashflows from investing activities
Film production investments	31,450	56,155
Furnishings, Equipment, Truck	1,903	(19,052)
Weinreb / Hounddog P&A note	—	—
Graham Financial Services note	—	—
Bank of Fayetteville note	—	—
Acquisition Advances Payable	428,530	183,717
NB Cal loan (AFIL)	(37,266)	(141,256)
Real Estate Valuation	—	150,000
Officer notes payable	45,000	83,549

Cash provided by investing activities	469,617	313,113

Cash flows from financing activities
(See Supplemental Information Note)	—	—

Increase in cash	340	(5,228)

Cash, beginning of period	1,136	6,364

Cash, end of period	$1,476	$1,136

The accompanying notes are an integral part of these financial statements.

(F-6)

Notes to Audited Financials

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Hannover House was originally incorporated in California in Sept., 1993 as Truman Press, Inc., d/b/a “Hannover House.”  The Company relocated its domicile to the State of Arkansas in 2008 and continues to operate as an Arkansas Corporation in Good Standing.  The Company merged with Target Development Group, Inc., (formerly known as Mindset Interactive Corp.), on Dec. 9, 2009, with a stock-for-stock swap transaction effective as of January 1, 2010.  The prior officers and directors of Target Development Group, Inc. resigned contemporaneously with the merger with Truman Press, Inc., and the principal managers of Truman Press, Inc., (specifically Eric F. Parkinson and Don Frederick Shefte), became the principal managers of the merged Company.  Parkinson (as Chairman and C.E.O.) and Shefte (as President) have managed the Company since the merger, and are also the sole members of the Board of Directors.  In April, 2011, the Company applied for and received approval from the Financial Industry Regulatory Authority (FINRA) for a formal change of the corporate name and OTC Markets trading symbol.  Effective in April, 2011, the Company’s name was formally approved and acknowledged as “Hannover House, Inc.” and the ticker symbol for the Company’s shares became “HHSE.”  The Company also operates three subsidiary, special purpose corporations, but for the purposes of reporting to shareholders, all financial statements are consolidated for all four entities.  The special purpose corporations are Bookworks, Inc. (for productions),VODWIZ, Inc. (for a video-on-demand streaming service) and Medallion Releasing, Inc. (for the Company’s multi-studio sales venture).

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ significantly from those estimates.

Cash and cash equiv alents

For the purpose of the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. The carrying value of these investments approximates fair value.

Stock-based compensation

The Company records stock based compensation in accordance with the guidance in ASC Topic 505 and 718 which requires the Company to recognize expenses related to the fair value of its employee stock option awards. This eliminates accounting for share-based compensation transactions using intrinsic value and requires instead that such transactions be accounted for using a fair-value-based method. The Company recognizes the cost of all share-based awards on a graded vesting basis over the vesting period of the award.

The Company accounts for equity instruments issued in exchange for the receipt of goods or services from other than employees in accordance with FASB ASC 718-10 and the conclusions reached by the FASB ASC 505-50. Costs are measured at the estimated fair market value of the consideration received or the estimated fair value of the equity instruments issued, whichever is more reliably measurable. The value of equity instruments issued for consideration other than employee services is determined on the earliest of a performance commitment or completion of performance by the provider of goods or services as defined by FASB ASC 505-50.

Accounts Receivable

Accounts Receivable includes write-down of $455,000 from Phase 4 Films, considered to be uncollectible debt; it also includes a total of $1,500,000 in net presales for "Mother Goose" which are assigned to the special purpose production entity.

(F-7)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – (Continued)

Sales of DVDs and BluRays to principal mass merchant customers of Company, including WALMART, TARGET and BEST BUY are sold under terms which allow for the retailer / wholesaler to return (for credit) any unsold merchandise. Company has created a reserve against Accounts Receivable to allow for reductions in sales that may occur at a future date, if, as and when such product returns might occur. Company also has created adjustments to the Accounts Receivable balances to allow for pricing reductions / “price-protection” for product that may still be in stock at retailers, but which is otherwise being reduced in wholesale pricing for re-release / re-promotion by Company. Typically, new release DVD products sold by the Company carry an initial suggested retail price of $14.95; Blu-Ray products sold by the Company typically carry an initial suggested retail price of $19.95. As sales of these products begins to slow, and after an initial pricing period of at least six months, the Company will often reduce the suggested retail pricing to $9.95 (DVDs) and $14.95 (BluRays). Approximately 12-to-18 months after initial release, the Company will often re-price the products a second time, with DVDs being offered at $5.00 (Budget Bin) and BluRays offered at $7.99 or $9.95 suggested retail. These three release cycles are referred to as “initial release”, “sell-thru release” and “budget release” windows. As a final outlet for any unsold merchandise remaining after the budget release has occurred, on occasion, the Company has placed “Overstock”, “Closeout” or “Discontinued” DVD and BluRay products with specialty retailers and wholesalers, including Big Lots, Dollar General, Bed Bath & Beyond, Love’s Truck Stops and other accounts carrying bargain priced DVD and video products.

Merchandise Inventory

Merchandise Inventory is primarily DVD products (92%) and print-edition books (approx. 8%), and has been valued at the Cost-Of-Goods as opposed to the current wholesale pricing for these products.

Prepaid Producer Royalties, Producer Marketing Recoupment and Film Distribution Rights

The categories of Prepaid Producer Royalties, Producer Marketing Recoupment, and Film Distribution Rights refer to capitalized costs related to the licensing of properties (the costs for which are subject to recoupment by HHSE against a producer royalties), the recoupment of expenses (funds advanced by HHSE to cover the costs to market and release films under sales agency agreements, which costs are also subject to recoupment by HHSE) and sums paid as flat fees or direct investments in productions or film distribution rights (which are subject to recoupment by HHSE and as such, eligible for capitalization).

Accounts payable

Accounts Payable refers to balances still due on those items incurred during the prior two quarters. The Company has categorized other items of debt into the classifications of: Accounts Payable, Accrued Royalties, Acquisition Advances Due, Accrued Wages, Payroll Taxes Due, Deferred Payroll Taxes, Note (and Interest).

Accrued Royalties

Accrued Royalties is the net amount due to third parties on an accrual basis from the sale of videos and properties which are subject to royalty payments. These amounts may be due on an accrued basis, but not due on a “cash” basis until the accrued revenues contributing to these balances are actually collected.

Producer Acquisition Advances Due

Producer Acquisition Advances Due – sums due via contract or other agreement to third parties, which sums shall be recoupable against the Producer’s applicable royalty once the property is released.

Payroll Taxes Payable

Payroll Taxes Payable for 12/31/2013 refers to accrued 941 Employer obligations incurred from the engagement of actors for the film production, “Toys in the Attic.” Company had utilized a third-party payroll service for this production, and the balance of payroll taxes due was unclear. Following the filing of the 12/31/2013 financials, the Company has since fully retired this Payroll Taxes Payable balance.

Revenue recognition

The Company's revenues are anticipated to be derived from multiple sources. Primarily revenues will be earned as products are delivered.

(F-8)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – (Continued)

Advertising costs

Advertising costs are anticipated to be capitalized as incurred until recouped (in the case of Sales Agency and Distribution Ventures under which the Company advances recoupable funds on behalf of a producer’s release), and expensed as ultimately earned (in the case of Licensed Titles under which the Company incurs the non-recoupable, financial risk of advertising and marketing expenses).

Income taxes

The Company follows ASC Topic 740 for recording the provision for income taxes. Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change.

Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non-current, depending on the classification of assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse.

The Company applies a more-likely-than-not recognition threshold for all tax uncertainties. ASC Topic 740 only allows the recognition of those tax benefits that have a greater than fifty percent likelihood of being sustained upon examination by the taxing authorities. As of December 31, 2013 and 2012, the Company reviewed its tax positions and determined there were no outstanding, or retroactive tax positions with less than a 50% likelihood of being sustained upon examination by the taxing authorities, therefore this standard has not had a material affect on the Company.

The Company does not anticipate any significant changes to its total unrecognized tax benefits within the next 12 months.

The Company classifies tax-related penalties and net interest as income tax expense. As of December 31, 2013 and 2012, no income tax expense has been incurred.

Earnings per share

The Company follows ASC Topic 260 to account for the earnings per share. Basic earning per common share (“EPS”) calculations are determined by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earning per common share calculations are determined by dividing net income by the weighted average number of common shares and dilutive common share equivalents outstanding.

During periods when common stock equivalents, if any, are anti-dilutive they are not considered in the computation.

Fair value of financial instruments

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2013. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash, prepaid expenses and accounts payable. Fair values were assumed to approximate carrying values for cash and payables because they are short term in nature and their carrying amounts approximate fair values or they are payable on demand.

Level 1: The preferred inputs to valuation efforts are “quoted prices in active markets for identical assets or liabilities,” with the caveat that the reporting entity must have access to that market. Information at this level is based on direct observations of transactions involving the same assets and liabilities, not assumptions, and thus offers superior reliability. However, relatively few items, especially physical assets, actually trade in active markets

(F-9)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – (Continued)

Level 2: FASB acknowledged that active markets for identical assets and liabilities are relatively uncommon and, even when they do exist, they may be too thin to provide reliable information. To deal with this shortage of direct data, the board provided a second level of inputs that can be applied in three situations.

Level 3: If inputs from levels 1 and 2 are not available, FASB acknowledges that fair value measures of many assets and liabilities are less precise. The board describes Level 3 inputs as “unobservable,” and limits their use by saying they “shall be used to measure fair value to the extent that observable inputs are not available.” This category allows “for situations in which there is little, if any, market activity for the asset or liability at the measurement date”. Earlier in the standard, FASB explains that “observable inputs” are gathered from sources other than the reporting company and that they are expected to reflect assumptions made by market participants.

Recent pronouncements

On June 10, 2014, the FASB published Accounting Standards Update No. 2014-10 “ASU No. 2014-10”, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation. ASU No. 2014-10 removes the definition of a development stage entity from the Master Glossary of the Accounting Standards Codification, thereby removing the financial reporting distinction between development stage entities and other reporting entities from U.S. GAAP. In addition, the amendments eliminate the requirements for development stage entities to (1) present inception-to-date information in the statements of income, cash flows, and shareholder equity, (2) label the financial statements as those of a development stage entity, (3) disclose a description of the development stage activities in which the entity is engaged, and (4) disclose in the first year in which the entity is no longer a development stage entity that in prior years it had been in the development stage.

The amendments also clarify that the guidance in Topic 275, Risks and Uncertainties, is applicable to entities that have not commenced planned principal operations. ASU No. 2014-10 will be applied retrospectively and will be effective for public business entities in interim and annual periods beginning after December 15, 2014. The requirements will be effective for nonpublic business entities for annual periods beginning after December 15, 2014, and interim and annual periods thereafter. However, both public and nonpublic entities will have additional time to adopt the amendments to ASC 810. Early adoption is permitted in all cases. We have applied ASU No. 2014-10 retrospectively by eliminating the inception to date column in our statements of operations and cash flows."

NOTE 2 – PROPERTY AND EQUIPMENT

Motion Picture Lighting, Grip, Film Gear & Post-Production Equipments have been itemized under a fair market value, based on a comparison of current pricing for identical or similar used motion picture equipment. Company’s Grip and Electric Truck (1999 Ford F-80 Diesel purchased from Kodak) is listed as a separate asset item on the Company’s balance sheets. Motion picture gear includes lights, stands, grip and electrical gear, cameras, camera support and audio recording equipment. Office furnishings have been valued at the lesser of 50% of acquisition cost, or fair market value for comparable, used office equipment and fixtures. Office computers, software and business equipment have also been valued at the lesser of 50% of acquisition cost, or fair market value for comparable hardware, software and business machinery.

Film Library - Regarding the asset valuation of the Film and Television Library, auditor’s report is reliant upon thespecialized expertise of the firm that performed the analysis to determine the ultimate values of the properties,along with the representations in the Film and Television Library report that the projections and conclusionsconform to industry standards and practices in extrapolating such valuations as of the date of the analysis. The Film Library Valuation report and methodologies letter describing the practices in determining the ultimate valuations of each property for each applicable media right owned or controlled by Hannover House is included in this Form 10 Registration Statement under items 15 Exhibits.

(F-10)

NOTE 3 – NOTES PAYABLE

The NBCAL AFIL P&A Loan refers to the balance due to the National Bank of California under a one-year loan at 7% interest, proceeds of which were utilized for the theatrical release of the film “All’s Faire In Love”; prior to the maturation of the loan, the Company and the Bank agreed to an additional one-year extension. However, the Bank subsequently eliminated its portfolio of entertainment loans and staff, and the matter of the term extension fell into dispute. Hannover House ultimate prevailed in its goals to extend the loan and to verify the proper balance due to NB Cal. The Company has since been dealing with the counsel for the Bank and has made several payments (totaling $105,840). As of the date of this filing, Company believes that the balance due can be resolved and retired during the current calendar year (2015).

The Houndog P&A Note payable to Michael Weinreb is classified as long-term debt. The amount listed on the balance sheet does not include reductions for payments made by Empire Film Group, Inc., and for the value of Empire Film Group, Inc., (EFGU) shares paid in partial satisfaction of this note. Company believes that its adjusted net obligation is likely to be approximately $450,000; Creditor and counsel for creditor have been cooperative and patient in allowing Company to build into a more solid financial position before implementing a payment plan. The Weinreb note accrues interest at a rate of 7%, and was originally due in September, 2009.

The Graham Financial Services note refers to a loan in the principal sum of $80,000 made by Graham to Company in 2011, which accrues interest at the rate of 7% per year; Company fully retired the Graham note and interest, effective as of April 15, 2014, then renewed the principal amount of the note.

Other Bank Note refers to balances due to the Bank of Fayetteville on a term note that matured in June, 2008. The note balance continues to accrue interest at 5.5% per year; Company was recently offered the opportunity to fully retire this obligation for a significant reduction in balance.

Long Term Payables – Interstar Releasing – In 2009, legal counsel for Company neglected to respond to a lawsuit by Interstar Releasing for royalties due on the film “Dawn of the Living Dead.” As a result of this default in responding, the Company lost the case and judgment was entered. Despite being provided with detailed accounting reports that clearly evidenced the amount of royalties due as being $27,500, the Plaintiff filed a motion for almost $300,000 as “estimated royalties” and the default status that the Company had been placed in made contesting this arbitrary sum prohibited. The judgment was entered more than five years ago, and as such, the Company considers this matter to be a very long-term obligation, although legally due in full on a current basis. The Company has divided the debt into the categories of accrued royalties (reflecting the actual amount earned for the producer’s from the release of the film), and judgment balances / long-term debts, reflecting the substantial, arbitrary additional amount that the Plaintiff’s presented to the court as estimated royalties. The Company is exploring its options to reduce its liability in this matter, including actions against the attorney that had been engaged to represent the Company for malfeasance in not responding to the complaint in a timely manner.

Long Term Payables – Bedrock Ventures – Refers to a note due with respect to funds advanced by Bedrock to Gaumont., S.A. in partial satisfaction of the licensing fee due for the film “Twelve.” Company has been making periodic payments to Bedrock and plans to continue during 2015 and 2016. Company has reserved its rights and remedies with respect to a defaulted investment banking agreement from Bedrock Ventures, for the funding of $1,500,000 to the Company, which proceeds were relied upon by the Company before making the various acquisition and releasing commitments for the movie “Twelve.”

(F11)

NOTE 3 – NOTES PAYABLE – (Continued)

Other Long Term Payables – As of Jan 15, 2015, the Company had entered into performing settlement agreements with all judgment creditors and significant Long Term Payables vendors, with exceptions and updates as noted for the following creditors (listed in alphabetical order):

ADS Group – Company anticipates full retirement of this balance during 2015;

Accutrack – Company’s payment schedule will retire this balance by March, 2016;

America On-Line Ads – Company is awaiting acceptance of a quarterly installment plan;

Andersons P&A Loans – Company has prepared a retirement plan for creditor’s consideration;

Bedrock Ventures, Ltd. – Company anticipates finalization of a mutually agreed payment plan;

Deluxe Labs – Company anticipates full retirement of balance by March, 2016;

Duplium Corporation – Company is awaiting acceptance of a quarterly installment plan;

Fantastic Films Intl. – Company is awaiting a reconciliation to determine balance (if any) still due;

Hounddog – Company anticipates full retirement of the balance on this licensing debt by March, 2016;

Interstar Releasing – Company is working with creditor to develop a payment and resolution; see above;

Kalmbach Publishing – Company anticipates full retirement of this balance during 2015;

National Bank of California – See above.

Technicolor Labs - Company is awaiting acceptance of a quarterly installment plan;

Tribune Entertainment – Company is awaiting acceptance of a quarterly installment plan;

Weinreb – Company is awaiting reconciliation to determine balances due after partial payments;

Other vendors or lenders with balances that Company plans to retire or substantially reduce in 2015 include:

Gentek Media – Former replication lab for Company, still holding inventory and elements;

Graham Financial Services – Promissory note for $80,000; may be renewed or extended;

Second Star Investments – Company needs to structure plan with Creditor for retirement of debt;

Southwinds Properties – Company needs to structure plan with Creditor for retirement of debt;

NOTE 4 – EXECUTIVE SALARIES

Executive Salary Deferrals – Both Parkinson and Shefte have deferred receipt of most of their salaries over the past five years, the balances for which are reflected in this line item. Parkinson and Shefte were originally contracted to earn or accrue a base salary of one-hundred-eighty-thousand dollars (USD $180,000) each per year. Both officers voluntarily agreed in 2013 to reduce this base salary by 50% to earn / accrue at ninety-thousand dollars (USD $90,000) per year; effective January 1, 2015, the originally contracted salary for each officer has been restored. At present, there are no other cash compensation structures in place for either officer for the performance of their duties.

Based on salaries paid to film and video industry executives working in a similar capacity to Parkinson and Shefte, Company believes that the base salaries being accrued represent a significant discount to market value.

Officer Notes Payable – In addition to deferring most of their salaries, both Parkinson and Shefte have loaned funds back to the Company for general operational needs, the balances for which are reflected in this line item.

NOTE 5 – STOCKHOLDERS’ EQUITY

The Company is authorized to issue 700,000,000 shares of its Common Stock, with a $.001 par value, and 10,000,000 shares of its Series “A” Preferred Stock, with a $.001 par value.

Common stock / Preferred stock

As of December 31, 2014, the Company had issued a total of 663,227,212 shares of Common Stock and 3,000,000 shares of Series “A” Preferred Stock. The quantity of Common Stock shares that were restricted from sale as of that date was 99,560,595.

(F-12)

NOTE 6 – INCOME TAXES

At December 31, 2013 and 2012, the Company had a federal deferred income tax payable of $732,598 and $459,754 respectively.

Reconciliation between the statutory rate and the effective tax rate is as follows at December 31, 2013 and 2012:

	2013		2012

Federal statutory rate	(35.0)%		(35.0)%

State taxes, net of federal benefit	(0.05)%		(0.05)%

Effective tax rate	(39.0	)0%	(39.0	).0%

NOTE 7 – MATERIAL EVENTS

VODWIZ OPERATIONAL PARTNERSHIP - One of the significant operational goals for the Company during the past three years has been for the development and launch of a Company owned internet “portal” and IPTV (internet protocol television) streaming venture known as “VODWIZ.” During the last half of 2012 and the first quarter of 2013, Company conducted an extensive study into the technical, hardware, facility and operational requirements for VODWIZ to be operated as an in-house function of the Company. Due to the heavy data flow requirements for the streaming of feature films in high-definition over the internet, the implementation of an in-house operation for VODWIZ would require that extremely high capacity fiber optic lines be laid into the Hannover House offices, and that high volume memory banks and internet switching software be purchased and installed. Additional considerations, including clean-room environments for the servers and back-up power generation abilities ultimately indicated that the Company would be incurring an out-of-pocket expenditure of more than $1-million to launch a venture which (until that date), had no revenue generation history. In May of 2013, Hannover House entered into an agreement with Ahnume Business Consultants, Ltd., to offset this extensive expenditure to get VODWIZ ready for the market. The obligations of Ahnume included the identification of an operational partner to help build the VODWIZ site, and the procedures to store & service all data, streaming and technical / operational functions. Ahnume provided an introduction to NanoTech Entertainment, Inc. to perform all of these required services for Hannover House in the development and launch of VODWIZ.

In consideration of providing these services, on May 20, 2013, Hannover House authorized the release of a total of 27-million shares of Common Stock to Ahnume, which shares were restricted from sale under Rule 144 regulations. At the time of this issuance, the HHSE stock price was trading at $.0119 per share, indicating a value of approximately $321,300. Company managers determined that the release of restricted stock (with a market value of approx. $321,300) in order to alleviate both a cash need for more than $1-million and the uncertainty of not having a technical specialist partner for VODWIZ, was in the best interests of the Company and its shareholders. None of the officers, directors or principals of Ahnume Business Consultants, Ltd. are attached in any other way to Hannover House, Inc. in any such principal or managerial capacities. According to public filings for NanoTech Entertainment, Inc., none of the officers, directors or principals of Ahnume hold any such similar positions with NanoTech. Hannover House has obtained contacts or commitments from ten outside supplier studios to provide programming for VODWIZ.

The Company is targeting a formal consumer launch of the website and IPTV Portal for late April, 2015, at which time, it is expected that the initial product offerings on VODWIZ will include more than 2,000 titles, including more than 100 higher-profile theatrical release titles.

(F-13)

NOTE 7 – MATERIAL EVENTS – (Continued)

INTERNATIONAL SALES / ODYSSEY – Company entered into an agreement with Odyssey Pictures International in 2013 for the participation of Odyssey in providing international sales assistance and co-production funding of the Company’s feature film production, “Mother Goose: Journey To Utopia.” As consideration for this participation, Odyssey agreed to provide access to a studio production facility in Louisiana, along with expertise for the monetization of State of Louisiana tax credits, and a guarantee against international sales of $2-million, subject to reasonable approval over final casting of the film. In May of 2014, Company participated in (and financied the costs for) a sales booth and market presence at the Cannes Film Festival / Marche du Film in Cannes, France, with a joint-sales presence with Odyssey Pictures International. Both Odyssey and Company received strong interest from international buyers for the “Mother Goose” project, which validated the projects commercial prospects and the Odyssey revenue guarantee. Company agreed at that time to provide Odyssey with a North American distribution commitment and guarantee for a forthcoming Odyssey feature entitled “Within Screaming Distance.” Under the terms of the agreement for this title, Company would be obligated to release the film to at least six-hundred (600) theatres in order to qualify for a Netflix subscription-video-on-demand agreement, proceeds from which would cover both the theatrical releasing costs as well as the additional ($1-million) revenue guarantee required for the North American rights. Subject to approval of the final cast for the film, with John Malkovich pre-approved, the Company agreed to proceed. As of the date of this filing, there is no certainty that Company will continue to utilize Odyssey for future sales of international rights; Company is exploring its options for international sales, including an expansion of in-house efforts, or a division of title rights to different sales agencies, based on historic strengths.

NOTE 8 – SUBSEQUENT EVENTS

During calendar year 2014, and up to January 15, 2015, the Company reports on the following subsequent events that have occurred or been implemented:

•	Company made a material hire of a key executive during 2014, with the engagement of home entertainment industry veteran Tom Sims as VP of Sales; Company also hired additional staff and support positions, including Caitlin McKenzie as Director of Sales, Katherine Mills as Director of Productions and Regina Hurst as Office Manager / Administrative Assistant.
•	Company established a new special purpose corporation during 2014, Medallion Releasing, Inc. (Wyoming) as a sales and distribution vehicle for the representation of outside producer studio labels.
•	Company launched its first, direct sales activities into the International Market in 2014, with a sales booth and presence at the Cannes Film Festival and Marche du Film.
•	During 2014, the Company made significant reductions in the balances due to TCA Global Master Fund for the credit line issued in May, 2013; Company anticipates that the TCA balances will be fully retired during 2015;
•	Company made significant reductions in overall operating debts during 2014, with total payments, reductions or settlements totaling approximately $1,783,177 as compared to the payables / debt balances on the balance sheet as of 12/31/2013 (for clarity, references to sales and other financial activities during 2014 are based on unaudited, management supplied data);
•	Company entered into agreements for supplier studios to participate in the Medallion Releasing sales and distribution venture (for packaged goods) and the VODWIZ streaming portal (for Video-On-Demand) programming. As of Jan. 15, 2015, Company had signed up five supplier studios for Medallion and ten supplier studios for VODWIZ. Company plans to launch the VODWIZ V.O.D. portal during 2015, and plans to present dates and launch details at the annual meeting of Shareholders.
•	Company has agreed to distribute the horror-thriller “DARK AWAKENING” to approximately one-hundred (100) theatres in late April or early May, 2015, under contract with The Little Film Company;
•	Company has announced a total of fifty-five (55) new release titles for the DVD / BluRay market to ship during the first seven (7) months of 2015, including 20 re-released titles, and 22 titles from Medallion Supplier Studios. Key titles from Medallion Supplier Studios (in terms of initial retailer response and forecasted gross sales) include: “3 Geezers” starring Tim Allen and Oscar winner J.K. Simmons; “Doonby” starring Christian-film superstar John Schneider; and “Love Beat the Hell Outta Me” starring Terrance Howard from the hit TV Series “Empire” and the “Iron Man” feature;

(F-14)

NOTE 8 – SUBSEQUENT EVENTS – (Continued)

•	Company has hired and completed production work with actor Luke Evans for narration of the nature docu-drama “Bonobos: Back to the Wild.” Evans has risen in celebrity stature in the past four years from his lead roles in a variety of box office hits, including “The Hobbit: The Battle of the Five Armies”, “Fast & Furious 6” and “Dracula Untold.” The film is planned for release beginning with an April 23 premiere, with exhibition in Natural History Museums prior to an August, 2015 release to DVD and BluRay.
•	Company is in negotiations with a private funding group to cover the costs for four (4) feature films that would (eventually) be owned by Company, subject to the retirement of the production costs. The films that are covered under this agreement are: “ShadowVision”, “Primate”, “Clown Town” and “Shuck & Jive.” Each of the productions is planned for theatrical release to a level which qualifies for the Netflix Subscription Video-On-Demand agreement; each of the films will also be produced in a state offering incentive rebates (averaged at 25%).
•	Company has entered into an agreement with Renegade Motion Pictures (Canada) for the production and distribution of the supernatural thriller, “THE SUMMONING.” This film is planned for production in May, 2015, in Louisiana. The proposed theatrical release is planned for January, 2016, with a minimum of 600 theatres in the USA and Canada. The financing for both the picture’s production and releasing costs are being provided through Renegade, with a revenue guarantee from Company backed by presale agreements.
•	Company’s production of “Mother Goose: Journey To Utopia” requires a total of at least nine-million dollars (USD $9,000,000) in cash or services; based on existing commitments from Odyssey, private investors, facilities and rebates, Company feels that the elements essential to enabling the film’s production to proceed are now available and committed. A schedule of the film’s production, which is subject to the availabilities of key talent required under the presale and coproduction agreements, will be released under a Form 8 statement as soon as the talent schedule is locked. The USA Theatrical release through Hannover House is planned for at least 1,500 theatres, and a major (restaurant) cross-promotional partner is expected to help promote and support the film’s release. The Company feels that the “Mother Goose” project has the potential to generate significant revenues from the USA marketplace, and in doing so, elevate the Company’s stature.

(F-15)

HHSE - Sales By Media	12/31/2012	12/31/2013
DVD/BD/BOOK Sales	$1,397,417	$779,622
Consignment Video Sales	$28,994	$28,293
Televison Licenses	$85,000	$—
V.O.D. / S.V.O.D.	$934,749	$71,783
Studio Distribution Ventures	$277,855	$254,921
International Sales	$—	$2,000,000
All Other Income	$—	$3,449
GROSS REVENUES / SALES	$2,724,015	$3,138,068
LESS RESERVE FOR RETURNS	$(350,950)	$(461,007)
ADJUSTED REVENUES FOR YEAR	$2,373,065	$2,677,061
RESERVE 3rd PTY INTL. FROM A.R.	$—	$(1,500,000)
A.R. CREDITS / PRICE-PROTECTION	$—	$(250,314)
ADJUSTED IMPACT TO. A.R.	$1,100,841	$926,747

Item 15(a) – 1

Item 15(b) – Articles of Incorporation / Company ByLaws.

XBRL LINKS TO PDF SCANS OF CORPORATE DOCUMENTS.

 Item 15(c ) – Additional Exhibits Provided by Company.

 Item 15(c ) – Additional Exhibits Provided by Company.

LISTINGS FOR KEY PROPERTIES, NEW RELEASES AND CURRENT PROJECTS

Hannover House - Key Titles

(New Releases - Q1 and Q2 / 2015)

DVD / BLU-RAY

1	American Justice DVD	Febr
2	Asalto Al Cine DVD	Febr
3	Cinema Hold Up DVD	Febr
4	Midnight Horror Show	March
5	Grand Champion	Febr
6	Sunshine	Febr
7	American Justice BD	Febr
8	Possession Ingloda	Febr
9	Spring Break Murders	March
10	Valley of the Witch	March
11	Weather Station	April
12	Salvation	June
13	Congregation	April
14	Vengeance 2	April
15	Of Sentimental Value	April
16	Bobby Dogs	April
16	Grim	April
17	Next Up	May
18	The Honeymoon	May
19	Dinos of the Jurassic	May
20	Doonby	May
21	Susie's Hope	May
22	On Angel's Wings	May
23	Red Dirt Rising	May
24	Pappa Cap Urban 6-Pack	June
25	Silent No More	June
26	Surf Party	June
27	Brutal Colors	June
28	Live @ Foxes Den	June
29	Frankenstein	July
30	Bad Apple	July
31	Los Scavengeros	July
32	Alcatraz Prison Escape	July
33	Reach	August
34	Borrar de la Memoria	August
35	Buried Alive	August
36	Flesh for the Beast	April

(Other Activities & 2015 Releases)

THEATRICAL

The Weather Station	March
The Algerian	April
Dark Awakening	May
Bonobos: Back to the Wild	June

BOOKS / E-BOOKS

The Verdict	April
Genergraphics	May
Book of Rhymes	June

PRODUCTIONS

Mother Goose	*Pre-prod*
ShadowVision	*Pre-prod*
Clown Town	*Pre-prod*
Legend of Belle Starr	*Pre-prod*
Shuck & Jive	*Pre-prod*
Dinosaurs of the Jurassic	*Post-prod*
Championship Soccer	*Post-prod*
Bonobos: Back to the Wild	*Post-prod*

EXHIBITS - 15(c) - continued

HANNOVER HOUSE

Hannover House Catalog of Releases

Product Title	Format
20,000 Leagues Under The Sea	DVD
22 Straight	DVD
2 Dudes and a Dream	DVD
2 Dudes and a Dream	BluR
All's Faire in Love	DVD
All's Faire in Love	BluR
All's Faire in Love	COMBO
Ambrose Bierce: Civil War Stories	DVD
American Fighter Pilot	DVD
Animal Clinic	DVD
Around The World In 80 Days	DVD
Baby Builders	DVD
Black Ops: Predator Drone	DVD
Blonde & Blonder	DVD
Bobby Dogs	DVD
Bobby Dogs	BluR
Boggy Creek	DVD
Boggy Creek	BluR
Boilermaker	DVD
Boilermaker	BluR
Bop-A-Lots	DVD
Buried Alive	DVD
Buried Alive	BluR
Camp Tanglefoot	DVD
Championship Soccer	DVD
Chelsea On The Rocks	DVD
Chelsea On The Rocks	BluR
Christmas In The Clouds	DVD
Chronicles of Junior M.A.F.I.A	DVD
Come Away Home	DVD
Cook County	DVD
Cook County	BluR
Cook County	Comb
Dalai Lama: On Life & Enlightenm	DVD
Dawn of the Living Dead	DVD
Delivering Milo	DVD
Edgar Allan Poe's: Requiem of the	DVD
Evil Behind You	DVD
Fat Rose & Squeaky	DVD
Fathers of the Sport	DVD
Frank Shamrock: Return of Legend	DVD
Fun Park	DVD
Future Shock	DVD
Given To Him	DVD
Grand Champion	DVD
Great Souls: Six who changed the	DVD
The Hiding	DVD
Hilarious Saints of Comedy	DVD
Home Elder Care	DVD
Hounddog	DVD

Product Title	Format
Hounddog	BluR
Humans Vs. Zombies	DVD
Humans Vs. Zombies	BluR
Humans Vs. Zombies	Comb
I Gotta Go!	DVD
Impact Earth	DVD
Island of Champions	DVD
Journey To The Center of the Earth	DVD
The Joyriders	DVD
Jules Verne DVD 3-Pack Collection	DVD
The Keeper: The Legend of Omar K	DVD
Kids World	DVD
Kingdom of Gladiators (4 Pack)	DVD
Life's Story	DVD
Little Furry Tales	DVD
Los Van Van in Concert (English)	DVD
Magic Voyage	DVD
Mind Your Manners	DVD
Mother Country	DVD
Mother Country	BluR
Off The Lip	DVD
Out of the Blue	DVD
Outlaws: Legend of O.B. Taggart	DVD
Power Passion & Glory	DVD
Racing Dreams	DVD
Racing Dreams	BluR
Radco Classic Movie Comedies	DVD
Radco Classic TV Comedies	DVD
Radco Martial Arts Pack	DVD
Radco Samurai Pack	DVD
Rocket Post	DVD
S.W.A.T.: The Real Story	DVD
Samurai: The Last Warrior	DVD
Savage Land	DVD
Siegfried & Roy: The Magic Box	DVD
Sensored	DVD
Sensored	BluR
Serum	DVD
Sooner Magic	DVD
Soultaker	DVD
Teen Yoga	DVD
Time Changer	DVD
Toys in the Attic	DVD
Toys in the Attic	BluR
Treasure Island	DVD
Twelve	BluR
Tyra Banks: Supermodels	DVD
War Eagle, Arkansas	DVD
War Eagle, Arkansas	BluR
Weather Station	DVD

Product Title	Format
Why Wal-Mart Works	DVD
Macario	DVD
Ahi Esta El Detalle	DVD
Ando Volando Bajo	DVD
Angeles Negros	DVD
Antonio Aguilar Collection	DVD
Asalto Al Cine	DVD
Ay Que tiempos senor Don Simon!	DVD
Dos Fantasmas y Una Muchacha	DVD
Dos Tipos de Cuidado	DVD
El Rapto	DVD
El Viaje Magico	DVD
Jules Verne DVD 3-Pack Collection	DVD
la Diosa Arrodillada	DVD
La Leyenda: Germain de la Fuente	DVD
Los Van Van: Live in Cuba	DVD
Rigo Tovar: Una Confesion Total	DVD
Santo en el Museo de Cera	DVD
Santo y Blue Demon Contra	DVD
Teatro del Crimen	DVD
Tierra Salvaje	DVD
Vivir Para Amar	DVD

Elite Ent. Library / 64 titles	DVD
Phoenix Library / 23 Titles	DVD
Plaza Ent. Library / 13 titles	DVD

Blind Vision	Book
Blood Money & Power	Book
Book of Rhymes	Book
Genergraphics	Book
One of the Lucky Ones	Book
Quietus	Book
Sable Shore	Book
Sacred Prey	Book

Above listing does not include many of the titles scheduled for release during Q1 and Q2 of 2015 from Hannover House and Medallion supplier labels, many of which are described elsewhere in this Form 10 filing and Exhibits thereto.